Exhibit 23.2

CONSENT OF DANIELSON ASSOCIATES INC.

We hereby consent to the use of our firm’s name in the Form S-4 Registration Statement of Fulton Financial Corporation (“Fulton”) relating to the registration of shares of Fulton common stock to be issued in connection with the proposed acquisition of SVB Financial Services Inc. We also consent to the inclusion of our opinion letters dated January 11, 2005 and April 11, 2005 as an Appendix to the proxy Statement-Prospectus included as part of the Form S-4 Registration Statement, and to the references to our opinion included in the Proxy Statement-Prospectus.

DANIELSON ASSOCIATES INC.

By:	/s/ David G. Danielson
David G. Danielson President

Date: April 28, 2005